Exhibit 3.1

STATE OF SOUTH CAROLINA
SECRETARY OF STATE
RESTATED ARTICLES OF INCORPORATION
(As of April 23, 2021)

Pursuant to Section 33-10-107 of the 1976 South Carolina Code of Laws, as amended, the Corporation hereby submits the following information:
1.    The name of the Corporation is Sonoco Products Company.
2.    If the name of the Corporation has ever been changed, all of its former names:
        Southern Novelty Company
3.     The original articles of incorporation were filed on May 10, 1899.
4.     The registered agent is John M. Florence and the address of the registered agent is One North Second Street, Hartsville, South Carolina 29550.
5.    The Corporation is authorized to issue more than one class of shares of stock as follows.

Class of Shares	Authorized No. of Each Class

Common Stock	300,000,000
Preferred Stock	30,000,000
The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:
(a)    Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 5, to provide for the issuance of the shares of Preferred Stock (including any shares of Preferred Stock restored to the status of authorized but unissued Preferred Stock, undesignated as to series pursuant to this Article 5(a) in one or more series, and to establish, from time to time, the number of shares to be included in each such series and to fix the designations, voting powers, if any, preferences, limitations, and relative, participating, optional or other special rights, as shall be stated and expressed in the articles of amendment providing for the issue of such series adopted by the Board of Directors and filed with the Secretary of State. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(i) the distinctive serial designations and the division of shares of Preferred Stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding) by articles of amendment authorized, executed and filed as required by law:
(ii) the rate or amount (or the method of determining the rate or amount) and times at which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series of stock;
(iii)    the price or prices at which, the nature of the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation;

SONOCO PRODUCTS COMPANY
(iv)    the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have in the event of any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;
(v)    the right, if any, of the holders of a particular series or the Corporation to convert or cause conversion of shares of such series into shares of other classes or series of stock or other securities or other property or to exchange or cause exchange of such shares for shares of other classes or series of stock or other securities for other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions of adjustments, if any, at which such conversion or exchange may be made or caused;
(vi)    the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, and the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;
(vii)    the voting rights, if any, of the shares of a particular series (in addition to those that may be required by law), whether special, conditional, limited or unlimited, including the number of votes per share and any requirement for the approval by the holders of shares of all series of Preferred Stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law, as a condition to specified corporation action or amendments to the Articles of Incorporation; and,
(viii)    any other relative rights, limitations and preferences which may be so determined by the Board of Directors to the fullest extent permitted by the laws of the State of South Carolina.
All shares of any particular series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except as to the date or dates from and after which dividends, if cumulative or partially cumulative, shall accumulate. All series of Preferred Stock shall rank equally and shall be identical as to preferences, limitations and relative rights, except insofar as, to the extent permitted by law, they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the articles of amendment providing for any particular series of Preferred Stock.
All shares of Preferred Stock shall rank senior and prior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.
(b) Common Stock. The Common Stock shall be entitled to unlimited voting rights as provided by law, and together with the Preferred Stock, but subject to the prior rights of the Preferred stock, shall be entitled to receive the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation.
(c) Certain Dividends. Shares of one class or series (including, without limitation, rights, options or warrants for the purchase or other acquisition of shares) may be issued by the Board of Directors as a dividend in respect of shares of any class or series.
6.    The optional provisions which the Corporation elects to include in the Articles of Incorporation are as follows (see the applicable provisions of Sections 33-2-102, 35-2-105, and 35-2-221 of the 1976 South Carolina Code of Laws, as amended):
(a) Board of Directors. The number of directors of the Corporation shall be (i) the number fixed from time to time by the Board of Directors which shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in these articles. Directors shall be elected at each Annual Meeting of Shareholders. Each director so elected shall serve until the next Annual Meeting of Shareholders or until her or his successor is elected

SONOCO PRODUCTS COMPANY
and qualifies or until there is a decrease in the number of directors. No person who is not then already a director of the Corporation shall be eligible to be elected as a director at the Annual Meeting of Shareholders unless such person shall have been nominated in writing, with such nomination delivered to the Secretary of the Corporation, not less than one hundred twenty days prior to such Annual Meeting.
(b) Noncumulative Voting. Shareholders shall not have the right to cumulate their votes in the election of Directors.
(c) No Preemptive Rights. The Corporation elects not to have preemptive rights with respect to its shares, whether now or hereafter authorized.
(d) Removal of Directors. Directors may be removed only for cause. Removal of a Director or the entire Board of Directors for cause shall only be accomplished by a vote of a majority of the shares cast for and against removal, subject to the provisions of the laws of the State of South Carolina.
(e) Liability of Directors. No Director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of South Carolina, as presently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article 6(e) shall adversely affect any right or protection that exists at the time of such amendment, modification, or repeal.
(f) Quorum Requirement for Shareholders. The shareholders are authorized to adopt or amend a by-law that fixes a greater quorum requirement for shareholders (or voting groups of shareholders) than is required by the laws of the State of South Carolina.
(g) Special Meetings of Shareholders.
(i) Special meetings of shareholders for any purpose or purposes may be called by or at the direction of the Board of Directors, or by the Chairman of the Board of Directors, or by the President. Special meetings shall be called by the Chairman of the Board of Directors at the request of: (a) holders of Preferred Stock as may be provided in provisions of these Articles of Incorporation at the time in effect with respect to the rights, preferences, privileges, limitations and conditions affecting the capital stock of the corporation; or (b) by the Chairman of the Corporation upon the delivery by certified mail, return receipt requested, to the Secretary at the Corporation’s principal executive offices of a written request signed by each shareholder of record of the Corporation (each, a “Requesting Shareholder” and, collectively, the “Requesting Shareholders”), who has held, at the time such request is delivered, Net Long Beneficial Ownership (as defined herein) of 15% or more of all of the votes entitled to be cast on any issue proposed to be considered at the requested special meeting (the “Requisite Percent”) for a period of one year prior to, and as of, the date of submission of the request. Any such shareholder request for a special meeting shall (A) describe the purpose for which the meeting is to be held, and (B) comply with the requirements of this Article 6(g) and other applicable requirements. Compliance by the Requesting Shareholder with the requirements of this section and any applicable related provisions of the By-Laws and other applicable requirements shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.
(ii) For the purposes of this Article 6(g), the term “Net Long Beneficial Ownership” (and its correlative terms), when used to describe the nature of a Requesting Shareholder’s ownership of shares of the corporation entitled to be cast on any issue, shall mean those shares of the corporation as to which the Requesting Shareholder possesses (A) the sole power to vote or direct the voting, (B) the sole economic interest (including the sole right to profits and the sole risk of loss), and (C) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (A), (B) and (C) shall not include any shares (x) sold by such Requesting Shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Requesting Shareholder or any of its affiliates for any purposes or purchased by such Requesting Shareholder or any of its affiliates pursuant to an agreement to resell, or (z)

SONOCO PRODUCTS COMPANY
subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or other similar agreement or understanding entered into by such Requesting Shareholder or any of its affiliates, whether any such instrument, agreement or understanding is to be settled with shares of stock of the corporation or with cash based on the notional amount or value of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Requesting Shareholder’s or any of its affiliates’ rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the sole economic ownership of such shares by such Requesting Shareholder or any of its affiliates. A Requesting Shareholder has Net Long Beneficial Ownership of shares held in the name of a nominee or other intermediary so long as the Requesting Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the sole economic interest in the shares.
(iii) Any request or requests for a special meeting (a “Shareholder Requested Special Meeting”) pursuant to Article 6(g)(i) hereof (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) shall (A) set forth a statement of the specific purpose or purposes of the Shareholder Requested Special Meeting, the matters proposed to be acted on at such special meeting, the reasons for conducting such business at the Shareholder Requested Special Meeting and any material interest in such business of each Requesting Shareholder, (B) contain the information and representations required by the Corporation’s By-Laws as though such Requesting Shareholders are intending to nominate a candidate for director or propose other business to be brought before an annual meeting of shareholders, as applicable, (C) contain the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Corporation’s Restated Articles of Incorporation or By-Laws, the language of the proposed amendment, and (D) contain (w) an agreement by the Requesting Shareholders to notify the Corporation promptly in the event of any disposition of shares following the date of the Special Meeting Request and (x) an acknowledgement that any such disposition prior to the date of the Special Meeting Request shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that such shares will no longer be included in determining whether the Requisite Percent has been satisfied (y) evidence of the fact and duration of each Requesting Shareholder’s Net Long Beneficial Ownership of such stock consistent with the methods of verification provided for by Rule 14a-8 (or any successor thereto as then in effect) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Securities and Exchange Commission guidance relating thereto, and (z) a certification from each Requesting Shareholder that the Requesting Shareholders in the aggregate satisfy the Net Long Beneficial Ownership requirement of this Article 6(g). In addition, each Requesting Shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation.
(iv) Compliance by the Requesting Shareholders with the requirements of this Article 6(g) shall be determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and the shareholders. In determining whether a Special Meeting Request has been properly requested by Requesting Shareholders holding in the aggregate at least the Requisite Percent, multiple requests for a Shareholder Requested Special Meeting will be considered together only if (i) each such request identifies substantially the same purpose or purposes of the Shareholder Requested Special Meeting and substantially the same matters proposed to be acted on at such meeting (in each case, as determined in good faith by the Board of Directors), (ii) each Requesting Shareholder complies with the requirements of this Article 6(g), and (iii) such requests have been delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated request for a Shareholder Requested Special Meeting.
(v) Any Requesting Shareholder may revoke a Special Meeting Request at any time prior to the date of the Shareholder Requested Special Meeting by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation by registered mail. If, following such revocation pursuant to this paragraph, or

SONOCO PRODUCTS COMPANY
deemed revocation pursuant to subparagraph (iii)(D)(x) immediately above, at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from Requesting Shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its sole and absolute discretion, may cancel the Shareholder Requested Special Meeting.
(vi) Notwithstanding the foregoing, the Chairman of the Board of Directors shall not be required to call a Shareholder Requested Special Meeting if, in the good faith determination of the Board of Directors, (A) the request for such special meeting does not comply with this Article 6(g), (B) the Board of Directors, the Chairman of the Board of Directors or the President has called or calls an annual or special meeting of shareholders to be held not later than ninety (90) days after the date on which a valid request for a Shareholder Requested Special Meeting has been delivered to, and received by, the Secretary of the corporation (the “Delivery Date”) and the Board of Directors determines in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, that the business of such annual or special meeting includes (among any other matters properly brought before the meeting) the business specified in the Requesting Shareholder’s(s’) request, (C) the Special Meeting Request is received by the Secretary of the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of shareholders, (D) the Special Meeting Request contains an identical or substantially similar item, as determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its shareholders, (a “Similar Item”) to an item that was presented at any meeting of shareholders held within ninety (90) days prior to the Delivery Date (and, for purposes of this clause (D) the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (E) the Special Meeting Request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, including, but not limited to, any precatory proposal and any shareholder proposal the corporation would have the right to exclude pursuant to Rule 14a-8 (or any successor thereto as then in effect) under the 1934 Act, or (F) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A (or any successor thereto as then in effect) under the 1934 Act or other applicable law.
(vii) Each Requesting Shareholder is required to update the Special Meeting Request delivered pursuant to this Article 6(g) not later than ten (10) days after such record date to provide any material changes any of the information required to be provided by such Requesting Shareholder under this Article 6(g) as of such record date and also as of a date not more than seven days nor less than three days before the scheduled date of the Shareholder Requested Special Meeting as to which the request for Shareholder Requested Special Meeting relates.
(viii) The Requesting Shareholders (or at least one Requesting Shareholder where a group of shareholders has been formed for the purpose of making the request), or a shareholder representative who is qualified under state law to present the proposal, must appear in person at the Shareholder Requested Special Meeting to present the proposal for which the special meeting was requested. If no Requesting Shareholder or legal representative attends the Shareholder Requested Special Meeting to present the proposal, the presiding officer at the Shareholder Requested Special Meeting, in such officer’s discretion, may make a determination that the proposal has not been properly presented and will not be voted upon, notwithstanding that proxies in respect of such proposal may have been received by the Corporation.
(ix) In the case of a Shareholder Requested Special Meeting, following delivery of a Special Meeting Request, the Board of Directors shall, by the later of (x) twenty (20) days after delivery of a valid Special Meeting Request and (y) five days after delivery of any information required by the Corporation to determine the validity of the Special Meeting

SONOCO PRODUCTS COMPANY
Request or the purpose to which the Special Meeting Request relates, determine the validity of the Special Meeting Request, and, if appropriate, adopt a resolution fixing the record date for such Shareholder Requested Special Meeting. Any Shareholder Requested Special Meeting shall be held at such date, time and place, within or outside the State of South Carolina, as may be fixed by the Board of Directors in accordance with the By-Laws of the Corporation and laws of the State of South Carolina; provided, however, in the event the Shareholder Requested Special Meeting relates to matters other than the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be more than ninety (90) days after the Delivery Date, and in the event the Shareholder Requested Special Meeting relates to the election of one or more directors who are not then serving on the Board of Directors, the date of any such special meeting shall not be less than one hundred twenty (120) days after the Delivery Date. In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for such special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.
(x) Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Corporation from submitting other matters to a vote of the shareholders at any Shareholder Requested Special Meeting. Except as otherwise provided by law, these Restated Articles of Incorporation or the By-Laws of the Corporation, the Chair of the Board at the Shareholder Requested Special Meeting shall have the power and authority to determine whether any business proposed to be brought before the Shareholder Requested Special Meeting was proposed in accordance with the foregoing procedures. If the presiding officer at the Shareholder Requested Special Meeting determines that business was not properly brought before the Shareholder Requested Special Meeting in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. No business shall be conducted at a Shareholder Requested Special Meeting except in accordance with this Article 6(g) or as required by applicable law.
7.Unless a delayed effective date is specified, this application will be effective upon acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended).

SONOCO PRODUCTS COMPANY

CERTIFICATE ACCOMPANYING THE RESTATED
ARTICLES OF INCORPORATION

The attached Restated Articles of Incorporation contain one or more amendments to the Corporation’s Restated Articles of Incorporation (as filed July 16, 2020). Pursuant to Section 33-10-107(d)(2), the following information concerning the amendment is also hereby submitted.

1. On April 21, 2021, the Corporation adopted subparagraph 6(g) “Special Meetings of Shareholders” as set forth above to its Restated Articles of Incorporation.

2. Not applicable.

3. (a) Amendment adopted by shareholder action.

At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the amendment, and the vote of such stares was:

Voting Group		Number of	Number of	Number of	Number of Undisputed Shares*
		Outstanding	Votes Entitled	Votes	Voted
		Shares	to be Cast	Represented at	For	-OR-	Against
the Meeting
Common Stock
(no par Value)	101	100,596,678	100,596,678	92,114,180	80,053,070		1,114,018

NOTE: Pursuant to Section 33-10-106(6)(1), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

Date: April 23, 2021
Sonoco Products Company
Name of Corporation

/s/ John M. Florence
Signature

John M. Florence, Vice President, Human Resources, General Counsel and Corporate Secretary
Type or Print Name and Office
7